The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-155994

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS SUPPLEMENT DATED JULY 27, 2010

Prospectus Supplement

                    , 2010

(To Prospectus dated December 8, 2008)

$

Safeway Inc.

    % Notes due 2020

We will pay interest on the notes on              and              of each year. The first such payment will be made on                 , 2010. The notes will mature on                      , 2020. We may redeem some or all of the notes at any time and from time to time at the redemption prices described under the caption “Description of the Notes—Optional Redemption.”

The notes will be unsecured senior obligations and will rank equally in right of payment with all of our other unsecured senior indebtedness from time to time outstanding. The notes will be issued only in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

Investing in the notes involves risks. See “Risk Factors” on page 4 of the accompanying prospectus.

	Per Note		Total
Public offering price		%	$
Underwriting discount		%	$
Proceeds, before expenses, to Safeway		%	$

The public offering price set forth above does not include accrued interest, if any. Interest will accrue from                     , 2010 if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./ N.V., as operator of the Euroclear System, against payment in New York, New York on                     , 2010.

Joint Book-Running Managers

J.P. Morgan	Morgan Stanley	RBS

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any applicable free writing prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement, the accompanying prospectus and any applicable free writing prospectus are an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement, the accompanying prospectus, any applicable free writing prospectus and any incorporated document is current only as of their respective dates.

Prospectus Supplement

Prospectus

S-i

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any applicable free writing prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any applicable free writing prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus supplement and the accompanying prospectus, unless otherwise indicated or unless the context otherwise requires, the “Company,” “Safeway,” “we,” “us” and “our” refer to Safeway Inc. and its subsidiaries.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Such statements relate to, among other things, uses of the net proceeds of this offering; changes in retail square footage and store count; improved inventory shrink; changes to the total closed store reserve; uses of cash; ability to borrow under bank credit facilities; sufficiency of liquidity; indemnification obligations; dividend payments on common stock; price investments; promotional spending; cash capital expenditures; efforts to revitalize operations in certain markets; outcomes of legal proceedings; the effect of new accounting standards; compliance with laws and regulations; pension plan expense and contributions; obligations and payments under benefit plans; the rate of return on pension assets; total unrecognized tax benefits; income tax expenses; income tax refunds; amount of indebtedness; deflation in certain product categories; and Lifestyle stores, and are indicated by words or phrases such as “will,” “may,” “estimate,” “continuing,” “ongoing,” “expect,” “anticipate,” “believe,” “guidance” and similar words or phrases and the negative of such words or phrases. These statements are based on our current plans and expectations and involve risks and uncertainties. The following are among the principal factors that could cause actual results to differ materially from the forward-looking statements:

•

general business and economic conditions in our operating regions, including the rate of inflation or deflation, consumer spending levels, currency valuations, population, employment and job growth and/or losses in our markets;

•	pricing pressures and competitive factors, which could include pricing strategies, store openings, remodels or acquisitions by our competitors;

•	results of our programs to control or reduce costs, improve buying practices and control shrink;

•	results of our programs to increase sales;

•	results of our continuing efforts to expand corporate brands;

•	results of our programs to improve our perishables departments;

•	results of our promotional programs;

•	results of our capital program;

•	results of our efforts to improve working capital;

•	results of any ongoing litigation in which we are involved or any litigation in which we may become involved;

•	the resolution of uncertain tax positions;

•	the ability to achieve satisfactory operating results in all geographic areas where we operate;

•	changes in the financial performance of our equity investments;

•

labor costs, including benefit plan costs and severance payments, or labor disputes that may arise from time to time and work stoppages that could occur in areas where certain collective bargaining agreements have expired or are on indefinite extensions or are scheduled to expire in the near future;

•	failure to fully realize or delay in realizing growth prospects for existing or new business ventures, including our Blackhawk subsidiary;

•	legislative, regulatory, tax, accounting or judicial developments, including with respect to Blackhawk;

•	the cost and stability of fuel, energy and other power sources;

•	the impact of the cost of fuel on gross margins and identical-store sales;

•	discount rates used in actuarial calculations for pension obligations and self-insurance reserves;

•	the rate of return on our pension assets;

•	the availability and terms of financing, including interest rates;

•	adverse developments with regard to food and drug safety and quality issues or concerns that may arise;

•	loss of a key member of senior management;

•	data security or other information technology issues that may arise;

•	unanticipated events or changes in real estate matters, including acquisitions, dispositions and impairments;

•	adverse weather conditions and effects from natural disasters;

•	performance in new business ventures or other opportunities that we pursue; and

•	the capital investment in and financial results from our Lifestyle stores.

Consequently, actual events and results may vary significantly from those included in or contemplated or implied by such statements. We undertake no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof and disclaim any obligation to do so. For additional information regarding these risks and uncertainties, see our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and subsequent Current Reports on Form 8-K and the section in the accompanying prospectus under the caption “Risk Factors.”

PROSPECTUS SUPPLEMENT SUMMARY

The Company

We are one of the largest food and drug retailers in North America, with 1,712 stores at June 19, 2010. Our U.S. retail operations are located principally in California, Oregon, Washington, Alaska, Colorado, Arizona, Texas, the Chicago metropolitan area and the Mid-Atlantic region. Our Canadian retail operations are located principally in British Columbia, Alberta and Manitoba/Saskatchewan. In support of our retail operations, we have an extensive network of distribution, manufacturing and food-processing facilities. We also own and operate GroceryWorks.com Operating Company, LLC, an online grocery channel, doing business under the names Safeway.com, Vons.com and Genuardis.com.

We also have a 49% ownership interest in Casa Ley, S.A. de C.V. which operates 156 food and general merchandise stores in Western Mexico as of January 2, 2010.

Blackhawk, a subsidiary of Safeway, provides third-party gift cards, prepaid cards, telecom cards and sports and entertainment cards to a broad group of top North American retailers for sale to retail customers. Blackhawk also has gift card businesses in the United Kingdom, France, Mexico and Australia.

Our principal executive offices are located at 5918 Stoneridge Mall Road, Pleasanton, California 94588, and our telephone number is (925) 467-3000.

The Offering

Securities Offered	$ aggregate principal amount of % notes due 2020.

Maturity Date	The notes will mature on , 2020.

Interest Rate	% per year, accruing from , 2010.

Interest Payment Dates	and , commencing , 2011.

Optional Redemption	We may redeem some or all of the notes at any time and from time to time at the redemption prices described under the caption “Description of the Notes—Optional Redemption.”

Repurchase Upon a Change of Control Triggering Event	Upon the occurrence of a change of control triggering event (as defined herein), we will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase. See “Description of the Notes—Change of Control Offer.”

Covenants	The indenture contains covenants that limit our ability and our subsidiaries’ ability to incur liens securing our indebtedness and to engage in sale and leaseback transactions. See “Description of the Notes—Covenants.”

No Limitation on Incurrence of New Debt	The indenture does not limit the amount of debt that we may issue.

Ranking	The notes will be unsecured senior obligations and will rank equally in right of payment with our other unsecured senior indebtedness from time to time outstanding.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for the periods indicated are as follows:

	24 Weeks Ended June 19, 2010	Fiscal Year
		2009		2008	2007	2006	2005
Ratio of earnings to fixed charges(a)	2.43x	NM	(b)	3.45x	3.14x	2.80x	2.20x

(a)	For these ratios, “earnings” represents income before taxes, the cumulative effect of accounting changes, net equity in earnings of unconsolidated affiliates, minority interest in subsidiary, noncontrolling interests and fixed charges (other than capitalized interest). “Fixed charges” represents interest on indebtedness (including capital interest) and a share of rental expense which is deemed to be representative of the interest factor.

(b)	NM indicates not meaningful. In 2009, earnings were inadequate to cover fixed charges by approximately $969.3 million due to our recording non-cash goodwill impairment charges of $1,974.2 million, before tax.

USE OF PROCEEDS

We anticipate our net proceeds from the sale of the notes to be approximately $             million after deducting the underwriting discount and our estimated offering expenses. We intend to use a portion of the net proceeds from this offering temporarily to repay outstanding borrowings under our U.S. commercial paper program. We intend to use any remaining proceeds from this offering, together with subsequent borrowings under our U.S. commercial paper program, to repay $500 million aggregate principal amount of our 4.95% notes due August 16, 2010. Pending the use of the net proceeds for this purpose, we may temporarily invest all or a portion of the net proceeds in short-term interest bearing instruments or other investment grade securities. Borrowings under our U.S. commercial paper program have been used for working capital purposes. As of June 19, 2010, the weighted average interest rate on outstanding borrowings under our U.S. commercial paper program was 0.36% per annum.

DESCRIPTION OF THE NOTES

The following description of the terms of the notes (referred to in the accompanying prospectus as the “debt securities”) supplements, and to the extent inconsistent, replaces the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus.

We will issue the notes under an indenture between us and The Bank of New York Mellon Trust Company, N.A., formerly known as The Bank of New York Trust Company, N.A., as successor to The Bank of New York, as trustee. We have summarized select portions of the indenture below. The summary is not complete and is qualified by reference to the indenture. Capitalized terms not otherwise defined herein have the meanings given them in the accompanying prospectus or the indenture.

In this section, “we,” “our” and “us” mean Safeway Inc. excluding, unless the context otherwise requires or as otherwise expressly stated, our subsidiaries.

General

The notes will initially be limited to $             aggregate principal amount and will mature on                     , 2020. The notes will bear interest from                     , 2010 at the rate shown on the front cover of this prospectus supplement, payable on              and              of each year, commencing                     , 2011, to the persons in whose names the notes are registered on the preceding and             , respectively. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

We may, from time to time, without notice to or the consent of the holders of the notes, increase the principal amount of the notes under the indenture and issue such increased principal amount (or any portion thereof), in which case any additional notes so issued shall have the same form and terms (other than the date of issuance and, under certain circumstances, the date from which interest thereon shall begin to accrue and the first interest payment date), and shall carry the same right to receive accrued and unpaid interest, as the notes of such series previously issued, and such additional notes shall form a single series with the notes.

We will pay principal and interest on the notes, register the transfer of notes and exchange the notes at our office or agency maintained for that purpose (which initially will be the office of the trustee located at 700 South Flower Street, Suite 500, Los Angeles, CA 90017, Attention: Corporate Trust Administration). So long as the notes are represented by global debt securities, the interest payable on the notes will be paid to Cede & Co., the nominee of the Depositary, or its registered assigns as the registered owner of such global debt securities, by wire transfer of immediately available funds on each of the applicable interest payment dates. If any of the notes are no longer represented by a global debt security, we have the option to pay interest by check mailed to the address of the person entitled to the interest. No service charge will be made for any transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable.

Optional Redemption

The notes will be redeemable in whole or in part at any time and from time to time, at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; or

•

the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus      basis points.

In each case we will pay accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

“Comparable Treasury Issue” means, with respect to any redemption date, the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers that we appoint to act as the Independent Investment Banker from time to time.

“Reference Treasury Dealer” means, with respect to any redemption date for the notes, J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and RBS Securities Inc. and their respective successors, and one other firm that is a primary U.S. Government securities dealer (each a “Primary Treasury Dealer”) which we specify from time to time; provided, however, that if any of them ceases to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Notice of redemption will be mailed at least 15 but not more than 60 days before the redemption date to each holder of record of the notes to be redeemed at its registered address. The notice of redemption for the notes will state, among other things, the amount of notes to be redeemed, the redemption date, the redemption price and the place or places that payment will be made upon presentation and surrender of notes to be redeemed. Unless we default in the payment of the redemption price, interest will cease to accrue on any notes that have been called for redemption at the redemption date.

Change of Control Offer

If a change of control triggering event occurs, unless we have exercised our option to redeem the notes as described above, we will be required to make an offer (the “change of control offer”) to each holder of the notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes on the terms set forth in the notes. In the change of control offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to the date of repurchase (the “change of control payment”). Within 30 days following any change of control triggering event or, at our option, prior to any change of control, but after public announcement of the transaction that constitutes or may constitute the change of control, a notice will be mailed to holders of the notes describing the transaction that constitutes or may constitute the change of control triggering event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “change of control payment date”). The notice will, if mailed prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on the change of control triggering event occurring on or prior to the change of control payment date.

On the change of control payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the change of control offer;

•	deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered; and

•

deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not be required to make a change of control offer upon the occurrence of a change of control triggering event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party repurchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the change of control payment date an Event of Default under the indenture, other than a default in the payment of the change of control payment upon a change of control triggering event.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control triggering event. To the extent that the provisions of any such securities laws or regulations conflict with the change of control offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the change of control offer provisions of the notes by virtue of any such conflict.

The definition of “change of control” includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase the notes as a result of a sale, transfer, conveyance or other disposition of less than all of our properties or assets and those of our subsidiaries taken as a whole to another “person” (as that term is used in Section 13(d)(3) of the Exchange Act) may be uncertain.

For purposes of the change of control offer provisions of the notes, the following terms will be applicable:

“Change of control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than us or one of our subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than us or one of our subsidiaries) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our voting stock or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; or (3) the first day on which a majority of the members of our Board of Directors are not continuing directors. Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control if (1) we become a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.

Under clause (3) of the definition of “Change of control” described above a change of control will occur when a majority of our directors are not “continuing directors.” In a recent decision in connection with a proxy contest, the Court of Chancery of Delaware held that the occurrence of a change of control under a similar indenture provision may nevertheless be avoided, if the existing directors were to approve the slate of new director nominees (who would constitute a majority of the new board) as “continuing directors” solely for purposes of avoiding the triggering of such change of control clause, provided the incumbent directors give their approval in the good faith exercise of their fiduciary duties. Therefore, in certain circumstances involving a significant change in the composition of our Board of Directors, including in connection with a proxy contest where our Board of Directors does not endorse a dissident slate of directors but approves them as continuing directors, holders of the notes may not be entitled to require us to make a change of control offer.

“Change of control triggering event” means the occurrence of both a change of control and a rating event.

“Continuing directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date the notes were issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the continuing directors who were members of such Board of Directors at the times of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch” means Fitch Ratings Ltd.

“Investment grade rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating agencies” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by us as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“Rating event” means the rating on the notes is lowered by each of the rating agencies, and the notes are rated below an investment grade rating by each of the rating agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the rating agencies) after the earlier of (1) the occurrence of a change of control and (2) public notice of the occurrence of a change of control or our intention to effect a change of control; provided, however, that a rating event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular change of control (and thus will not be deemed a rating event for purposes of the definition of change of control triggering event) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at our or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control has occurred at the time of the rating event).

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Voting stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Sinking Fund

There is no provision for a sinking fund for the notes.

Leverage

At June 19, 2010, on a pro forma basis after giving effect to this offering of notes and the application of the net proceeds of the offering of the notes as described under “Use of Proceeds,” we would have had approximately $5,353.2 million of outstanding indebtedness and a ratio of total debt to stockholders’ equity of approximately 1.1 to 1.0. We have indebtedness that is substantial in relation to our stockholders’ equity. Our ability to satisfy our obligations with respect to the notes will be dependent upon our future performance, which will be subject to financial and business conditions and other factors.

Ranking

With respect to our assets, the notes will be our senior unsecured indebtedness and will rank equal in right of payment with all of our other existing and future senior unsecured obligations, including our obligations under the Bank Credit Agreement (which is currently unsecured), and senior in right of payment to all of our existing and future subordinated debt. We conduct a substantial portion of our operations through direct and indirect wholly owned subsidiaries. Accordingly, we could be dependent on the earnings of our subsidiaries to meet our debt obligations, including the notes, if our future performance, excluding the operations of our subsidiaries, is not adequate to allow us to satisfy those obligations. Although such earnings may be available from our subsidiaries through dividends and payments on intercompany indebtedness, certain outstanding indebtedness of our subsidiaries in the future may restrict the payment of dividends to us. In addition, under applicable law, our subsidiaries may be limited in the amount that they are permitted to pay as dividends on their capital stock. Also as a result of this structure, the claims of holders of the notes effectively will be subordinated to the claims of creditors of our subsidiaries as to the assets of these subsidiaries, which claims include trade payables and other indebtedness of these subsidiaries, including obligations of one of our subsidiaries, Canada Safeway Limited, under the Bank Credit Agreement.

Covenants

Limitation on Liens

The indenture provides that we will not, nor will we permit any of our Subsidiaries to, create, incur, or permit to exist, any Lien on any of our or their respective properties or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, in order to secure any of our Indebtedness, without effectively providing that the notes shall be equally and ratably secured until such time as that Indebtedness is no longer secured by such Lien, except:

•	Liens existing as of the closing date of the offering of these notes (the “Closing Date”);

•	Liens granted after the Closing Date on any of our or our Subsidiaries’ assets or properties securing our Indebtedness created in favor of the holders of the notes;

•

Liens securing our Indebtedness which is incurred to extend, renew or refinance Indebtedness which is secured by Liens permitted to be incurred under the indenture; provided that those Liens do not extend to or cover any of our or our Subsidiaries’ property or assets other than the property or assets securing the Indebtedness being refinanced and that the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness being refinanced;

•	Permitted Liens; and

•

Liens created in substitution of or as replacements for any Liens permitted by the clauses directly above, provided that, based on a good faith determination of one of our officers, the property or asset encumbered under any such substitute or replacement Lien is substantially similar in nature to the property or asset encumbered by the otherwise permitted Lien which is being replaced.

Notwithstanding the foregoing, we and any of our Subsidiaries may, without securing the notes, create, incur or permit to exist Liens which would otherwise be subject to the restrictions set forth in the preceding paragraph, if after giving effect thereto and at the time of determination, Exempted Debt does not exceed the greater of (i) 10% of Consolidated Net Tangible Assets or (ii) $350,000,000.

Limitation on Sale and Lease-Back Transactions

The indenture provides that we will not, nor will we permit any of our Subsidiaries to, enter into any sale and lease-back transaction for the sale and leasing back of any property or asset, whether now owned or hereafter acquired, of ours or any of our Subsidiaries, except such transactions:

•	entered into prior to the Closing Date;

•	for the sale and leasing back to us of any property or asset by one of our Subsidiaries;

•	involving leases for less than three years; or

•

in which the lease for the property or asset is entered into within 120 days after the later of the date of acquisition, completion of construction or commencement of full operations of such property or asset unless:

•

we or the Subsidiary would be entitled under the Limitation on Liens covenant above to create, incur or permit to exist a Lien on the assets to be leased in an amount at least equal to the Attributable Liens in respect of such transaction without equally and ratably securing the notes; or

•

the proceeds of the sale of the assets to be leased are at least equal to their fair market value and the proceeds are applied to the purchase or acquisition (or in the case of real property, the construction) of assets or to the repayment of our or one of our Subsidiaries’ Indebtedness which by its terms matures not earlier than one year after the date of such repayment.

Consolidation, Merger and Sale of Assets

The indenture provides that we may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person (a “successor person”) unless:

•

we are the surviving corporation or the successor person (if other than us) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture;

•

immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default shall have occurred and be continuing under the indenture; and

•	certain other conditions are met.

Events of Default

In addition to the Events of Default set forth in the accompanying prospectus, the following is an Event of Default with respect to the notes: acceleration of $150,000,000 or more, individually or in the aggregate, in principal amount of our Indebtedness under the terms of the instrument under which that Indebtedness is issued or secured, except as a result of compliance with applicable laws, orders or decrees, if that Indebtedness is not discharged or the acceleration is not annulled within 10 days after written notice.

Defeasance

The provisions described under “Description of Debt Securities—Defeasance of Debt Securities and Certain Covenants in Certain Circumstances” in the accompanying prospectus are applicable to the notes. If we effect covenant defeasance with respect to the notes as described under the subcaption “—Defeasance of Debt Securities and Certain Covenants in Certain Circumstances—Defeasance of Certain Covenants” in the accompanying prospectus, then the Events of Default described above under “—Events of Default” and the covenants described above under “—Covenants,” and “—Change of Control Offer,” as well as certain other covenants set forth in the indenture, will cease to be applicable to the notes.

Book-Entry, Delivery and Form

The notes will be represented by one or more global debt securities that will be deposited with, or on behalf of, the Depositary and registered in the name of Cede & Co., the nominee of the Depositary.

The Depositary has advised us and the underwriters that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

The Depositary was created to hold securities of its participating organizations (“participants”) and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depositary only through participants.

Unless and until it is exchanged in whole or in part for certificated debt securities in definitive form, a global debt security may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor depositary or a nominee of such successor depositary.

A further description of the Depositary’s procedures with respect to the notes is set forth in the accompanying prospectus under the heading “Description of Debt Securities—Transfer and Exchange—Global Debt Securities and Book-Entry System.”

Clearstream. Clearstream Banking, société anonyme (“Clearstream”) is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by the Depositary for Clearstream.

Euroclear. Euroclear Bank S.A./ N.V. (“Euroclear”) was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./ N.V. (the “Euroclear Operator”), under contract with Euro-clear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking Commission.

Links have been established among the Depositary, Clearstream and Euroclear to facilitate the initial issuance of the notes sold outside of the United States and cross-market transfers of the notes associated with secondary market trading.

Although the Depositary, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as the Depositary, and the Depositary will record the total ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in the Depositary. When notes are to be transferred from the account of a Depositary participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive notes against payment. After settlement, Clearstream or Euroclear will credit its participant’s account. Credit for the notes will appear on the next day (European time).

Because settlement is taking place during New York business hours, the Depositary participants will be able to employ their usual procedures for sending notes to the relevant U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the Depositary seller on the settlement date. As a result, to the Depositary participant, a cross-market transaction will settle no differently than a trade between two Depositary participants.

When a Clearstream or Euroclear participant wishes to transfer notes to a Depositary participant, the seller will be required to send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer these notes against payment for them. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, with the proceeds back valued to the value date, which would be the preceding day, when settlement occurs in New York, if settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream or Euroclear participant’s account will instead be valued as of the actual settlement date.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on the days when those clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States.

Certain Definitions

“Attributable Liens” means in connection with a sale and lease-back transaction the lesser of:

•	the fair market value of the assets subject to such transaction; and

•

the present value (discounted at a rate per annum equal to the average interest borne by all outstanding debt securities issued under the indenture (which may include debt securities in addition to the notes offered hereby) determined on a weighted average basis and compounded semi-annually) of the obligations of the lessee for rental payments during the term of the related lease.

“Bank Credit Agreement” means the Credit Agreement dated as of June 1, 2005 by and among Safeway Inc. and Canada Safeway Limited, as borrowers, Banc of America Securities LLC and J.P. Morgan Securities Inc., as joint lead arrangers, Deutsche Bank AG New York Branch, as administrative agent, Bank of America, N.A., JPMorgan Chase Bank, National Association, Citicorp USA, Inc. and BNP Paribas, as co-syndication agents, U.S. National Bank Association, as documentation agent, and the lenders that are parties thereto, as such agreement may be amended (including any amendment, restatement, refinancing and successors thereof), supplemented or otherwise modified from time to time, including any increase in the principal amount of the obligations thereunder.

“Capital Lease” means any Indebtedness represented by a lease obligation of a person incurred with respect to real property or equipment acquired or leased by such person and used in its business that is required to be recorded as a capital lease in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock.

“Consolidated Net Tangible Assets” means the total amount of our and our Subsidiaries’ assets (less applicable depreciation, amortization and other valuation reserves) after deducting therefrom:

•	all of our and our Subsidiaries’ current liabilities; and

•	all goodwill, trade names, trademarks, patents, unamortized debt discount and expenses and other like intangibles, determined on a consolidated basis in accordance with GAAP.

“Exempted Debt” means the sum of the following as of the date of determination:

•	our Indebtedness incurred after the Closing Date and secured by Liens not otherwise permitted by the first sentence under Limitation on Liens above; and

•

our and our Subsidiaries’ Attributable Liens in respect of sale and lease-back transactions entered into after the Closing Date, other than sale and lease-back transactions permitted by the limitation on sale and lease-back transactions set forth under Limitation on Sale and Lease-Back Transactions above.

For purposes of determining whether or not a sale and leaseback transaction is “permitted” by Limitation on Sale and Lease-Back Transactions, the last paragraph under Limitation on Liens above (creating an exception for Exempted Debt) will be disregarded.

“Indebtedness” of any person means, without duplication, any indebtedness, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements with respect thereto) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to Capital Leases), except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such person prepared on a consolidated basis in accordance with GAAP (but does not include contingent liabilities which appear only in a footnote to a balance sheet), and shall also include, to the extent not otherwise included, the guaranty of items which would be included within this definition.

“Lien” means any lien, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

“Permitted Liens” means:

•	Liens securing our Indebtedness under the Bank Credit Agreement and any initial or subsequent renewal, extension, refinancing, replacement or refunding thereof;

•	Liens on accounts receivable, merchandise inventory, equipment, and patents, trademarks, trade names and other intangibles, securing our Indebtedness;

•

Liens on any of our assets, any of our Subsidiaries’ assets, or the assets of any Joint Venture to which we or any of our Subsidiaries is a party, created solely to secure obligations incurred to finance the refurbishment, improvement or construction of such asset, which obligations are incurred no later than 24 months after completion of such refurbishment, improvement or construction, and all renewals, extensions, refinancings, replacements or refundings of such obligations;

•

(a) Liens given to secure the payment of the purchase price incurred in connection with the acquisition (including acquisition through merger or consolidation) of property (including shares of stock), including Capital Lease transactions in connection with any such acquisition, and (b) Liens existing on property at the time of acquisition thereof or at the time of acquisition by us or one of our Subsidiaries of any person then owning such property whether or not such existing Liens were given to secure the payment of the purchase price of the property to which they attach; provided that, with respect to clause (a), the Liens shall be given within 24 months after such acquisition and shall attach solely to the property acquired or purchased and any improvements then or thereafter placed thereon;

•	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

•

Liens upon specific items of inventory or other goods and proceeds of any person securing such person’s obligations in respect of bankers’ acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods;

•	Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

•	Liens on key-man life insurance policies granted to secure our Indebtedness against the cash surrender value thereof;

•

Liens encumbering customary initial deposits and margin deposits and other Liens in the ordinary course of business, in each case securing our Indebtedness under Interest Swap Obligations and Currency Agreements and forward contract, option, futures contracts, futures options or similar agreements or arrangements designed to protect us or any of our Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

•	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by us or any of our Subsidiaries in the ordinary course of business; and

•	Liens in our favor or the favor of any of our Subsidiaries.

“Subsidiary” of any specified person means any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person or a combination thereof.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the underwriters named below have severally agreed to purchase from us, and we have agreed to sell, the principal amount of notes listed opposite their names below at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement:

Underwriter	Principal Amount of Notes
J.P. Morgan Securities Inc.	$
Morgan Stanley & Co. Incorporated
RBS Securities Inc.

Total	$

The underwriting agreement provides that the obligations of the several underwriters to purchase the notes offered hereby are subject to certain conditions and that the underwriters will purchase all of the notes offered by this prospectus supplement if any of these notes are purchased.

We have been advised by the representatives of the underwriters that the underwriters propose to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer the notes to certain dealers at such price less a concession not in excess of     % of the principal amount of the notes. The underwriters may allow, and such dealers may re-allow, a concession not in excess of     % of the principal amount of the notes to certain other dealers. After the initial public offering, representatives of the underwriters may change the offering price and other selling terms.

We estimate that our share of the total expenses of this offering, excluding the underwriting discount, will be approximately $250,000.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

In connection with the offering of the notes, certain of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering, creating a short position. In addition, the underwriters may bid for, and purchase, the notes in the open market to cover short positions or to stabilize the price of the notes. Any of these activities may stabilize or maintain the market price of the notes above independent market levels, but no representation is made hereby of the magnitude of any effect that the transactions described above may have on the market price of the notes. The underwriters will not be required to engage in these activities, and may engage in these activities, and may end any of these activities at any time without notice.

Each underwriter has represented and agreed that:

(a) in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Securities to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Securities to the public in that Relevant Member State at any time:

(i) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(ii) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(iii) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(iv) in any other circumstances which does not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Derivative.

For the purposes of this provision, the expression of an “offer of Securities to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State;

(b) (i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the U.K. Financial Services and Markets Act 2000 (FSMA) by us;

(c) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of FSMA does not apply to us; and

(d) it has complied with and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The underwriters and their affiliates have provided and in the future may continue to provide investment banking and other financial services, including the provision of credit facilities, to us in the ordinary course of business for which they have received and will receive customary compensation. Certain of the underwriters or their affiliates are dealers under our U.S. commercial paper program or lenders under our revolving credit facility or money market bank credit facilities, of which certain borrowings may be repaid with the net proceeds from this offering.

In the event that more than 5% of the net proceeds of this offering is paid to any underwriter or its affiliates, this offering will be made in accordance with the provisions of NASD Rule 2720 because such underwriter is deemed to have a “conflict of interest” as defined by such rule. Under such rule, such underwriter will not sell notes to an account over which it exercises discretionary authority without the prior written approval of the customer.

VALIDITY OF THE SECURITIES

Latham & Watkins LLP, San Francisco, California will issue an opinion with respect to the validity of the notes offered by this prospectus supplement and the accompanying prospectus for Safeway. Sidley Austin LLP, San Francisco, California acts as counsel for the underwriters.

EXPERTS

The financial statements incorporated in this prospectus supplement and the accompanying prospectus by reference from the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2010 and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report (1) expresses an unqualified opinion on the financial statements and (2) expresses an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting). Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION BY REFERENCE

As described in the accompanying prospectus under the caption “Where You Can Find More Information,” we have incorporated by reference into the accompanying prospectus specified documents that we have filed or may file with the Securities and Exchange Commission under the Exchange Act. However, no document that we have “furnished” or may in the future “furnish” to the Securities and Exchange Commission pursuant to the Exchange Act shall be incorporated by reference into the accompanying prospectus or this prospectus supplement.

Safeway Inc.

Debt Securities and Common Stock

We may from time to time offer to sell, in one or more classes or series, and in amounts, at prices and on terms to be set forth in one or more supplements to this prospectus, our debt securities, our common stock, par value $0.01 per share, or any combination of our debt securities and our common stock.

The debt securities that we may issue may consist of debentures, notes or other types of debt. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

Our common stock is traded on the New York Stock Exchange under the symbol “SWY”. On December 5, 2008 the last reported sale price for our common stock on the New York Stock Exchange was $23.70 per share.

Our principal executive offices are located at 5918 Stoneridge Mall Road, Pleasanton, California 94588, and our telephone number is (925) 467-3000.

Investing in these securities involves certain risks. See “Risk Factors” on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated December 8, 2008

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus, any accompanying prospectus supplement and any applicable free writing prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any applicable free writing prospectus. This prospectus, any accompanying prospectus supplement and any applicable free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus, any accompanying prospectus supplement and any applicable free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in this prospectus, any accompanying prospectus supplement and any applicable free writing prospectus is accurate only as of the date of that document. When we deliver this prospectus or a supplement or make a sale pursuant to this prospectus or a supplement, we are not implying that the information is current as of the date of the delivery or sale.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “Commission”) utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings in amounts and with prices and other terms to be determined. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the next heading “Where You Can Find More Information.”

In this prospectus, unless otherwise indicated or unless the context otherwise requires, the “Company,” “Safeway,” “we,” “us” and “our” refer to Safeway Inc. and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Commission. You can inspect and copy these reports, proxy statements and other information at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission (http://www.sec.gov). You can also inspect reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed a registration statement and related exhibits with the Commission under the Securities Act of 1933, as amended (the “Securities Act”). This prospectus, which forms a part of the registration statement, does not contain all the information that is included in the registration statement. The registration statement contains additional information about us, the debt securities and our common stock. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the Commission for a more complete understanding of the document or matter.

The Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents we filed with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

•

Annual Report on Form 10-K for the fiscal year ended December 29, 2007 (including information specifically incorporated by reference into our Form 10-K from our definitive proxy statement for our 2008 Annual Meeting of Stockholders);

•	Quarterly Reports on Form 10-Q for the quarters ended March 22, 2008, June 14, 2008 and September 6, 2008;

•	Current Reports on Form 8-K filed on March 11, 2008, April 10, 2008 and October 23, 2008;

•	Description of our common stock contained in our registration statement on Form 8-A filed on February 20, 1990, including the amendment on Form 8 filed on March 27, 1990; and

•

All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before we stop offering the securities under this prospectus.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Investor Relations

Safeway Inc.

5918 Stoneridge Mall Road

Pleasanton, California 94588

(925) 467-3790

You should rely only on the information incorporated by reference or provided in this prospectus, any applicable prospectus supplement and any applicable free writing prospectus. We have not authorized anyone else to provide you with different information.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents that we incorporate by reference contain certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements relate to, among other things, uses of the net proceeds from the sale of any securities, levels of indebtedness, capital expenditures, operating improvements and costs, common stock dividend payments, expansion of product lines, efforts to revitalize operations in certain markets, outcomes of legal proceedings, compliance with laws and regulations, pension plan contributions, obligations and payments under benefit plans, uncertain tax positions, amount of unrecognized tax benefits, debt repayments, sufficiency of liquidity for the foreseeable future, improved shrinkage, supply-chain initiatives, the financial impact of Hurricane Ike, the impact of new accounting standards and Lifestyle stores, and are indicated by words or phrases such as “will,” “may,” “estimate,” “continuing,” “ongoing,” “expect,” “anticipate,” “believe,” “guidance” and similar words or phrases and the negative of such words or phrases. These statements are based on our current plans and expectations and involve risks and uncertainties. The following are among the principal factors that could cause actual results to differ materially from the forward-looking statements: general business and economic conditions in our operating regions, including the rate of inflation, consumer spending levels, currency valuations, population, employment and job growth in our markets; pricing pressures and competitive factors, which could include pricing strategies, store openings, remodels or acquisitions by our competitors; results of our programs to control or reduce costs, improve buying practices and control shrink; results of our programs to increase sales; results of our continuing efforts to improve corporate brands; results of our programs to improve our perishables departments; results of our promotional programs; results of our capital program; results of our efforts to improve working capital; results of any ongoing litigation in which we are involved or any litigation in which we may become involved; the resolution of uncertain tax positions; the ability to achieve satisfactory operating results in all geographic areas where we operate; changes in the financial performance of our equity investments; labor costs, including benefit plan costs and severance payments, or labor disputes that may arise from time to time and work stoppages that could occur in areas where certain collective bargaining agreements have expired or are on indefinite extensions or are scheduled to expire in the near future; failure to fully realize or delay in realizing growth prospects for new business ventures, including Blackhawk Network Holdings, Inc. (“Blackhawk”); legislative, regulatory, tax, accounting or judicial developments, including with respect to Blackhawk; the cost and stability of fuel, energy and other power sources; the impact of the cost of fuel on gross margins and identical-store sales; adverse developments with regard to food and drug safety and quality issues or concerns that may arise; loss of a key member of senior management; data security or other information technology issues that may arise; unanticipated events or changes in real estate matters, including acquisitions, dispositions and impairments; adverse weather conditions; performance in new business ventures or other opportunities that we pursue, including Blackhawk; the capital investment in and financial results from our Lifestyle stores; the rate of return on our pension assets; and the availability and terms of financing, including interest rates and our ability to issue commercial paper or issue public debt or to borrow under our lines of credit as a result of conditions in the financial markets. Consequently, actual events and results may vary significantly from those included in or contemplated or implied by such statements. We undertake no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof and disclaim any obligation to do so. For additional information regarding these and other risks and uncertainties, see our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and subsequent Current Reports on Form 8-K, and the section in this prospectus and any accompanying prospectus supplement under the caption “Risk Factors.”

RISK FACTORS

You should carefully consider the specific risks set forth under the caption “Risk Factors” in any applicable prospectus supplement and under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, incorporated into this prospectus by reference, as updated by our subsequent filings under the Exchange Act. You should consider carefully those risk factors together with all of the other information included and incorporated by reference in this prospectus before you decide to purchase our securities.

THE COMPANY

We are one of the largest food and drug retailers in North America, with 1,738 stores at September 6, 2008. Our U.S. retail operations are located principally in California, Oregon, Washington, Alaska, Colorado, Arizona, Texas, the Chicago metropolitan area and the Mid-Atlantic region. Our Canadian retail operations are located principally in British Columbia, Alberta and Manitoba/Saskatchewan. In support of our retail operations, we have an extensive network of distribution, manufacturing and food-processing facilities. We also own and operate GroceryWorks.com Operating Company, LLC, an online grocery channel, doing business under the names Safeway.com, Vons.com and Genuardis.com.

We also have a 49% ownership interest in Casa Ley, S.A. de C.V. which operates approximately 137 food and general merchandise stores in western Mexico as of September 6, 2008.

Blackhawk, a subsidiary of Safeway, provides third-party gift cards, prepaid cards, telecom cards and sports and entertainment cards to a broad group of top North American retailers for sale to retail customers. Blackhawk also has gift card businesses in the United Kingdom and Australia.

Our principal executive offices are located at 5918 Stoneridge Mall Road, Pleasanton, California 94588, and our telephone number is (925) 467-3000.

USE OF PROCEEDS

Unless we indicate otherwise in the applicable prospectus supplement, we anticipate that any net proceeds will be used for general corporate purposes, including repaying or refinancing bank loans, commercial paper and other borrowings, and for working capital, capital expenditures and other acquisitions. The factors which we will consider in any refinancing will include the amount and characteristics of any debt securities issued and may include, among others, the impact of such refinancing on our interest coverage, debt-to-capital ratio, liquidity and earnings per share. We will set forth in a prospectus supplement our intended use for the net proceeds received from the sale of any securities sold pursuant to that prospectus supplement. Unless we indicate otherwise in the applicable prospectus supplement, pending the application of the net proceeds, we expect to reduce indebtedness under our commercial paper program or bank credit agreement.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for the periods indicated are as follows:

	36 Weeks Ended September 6,	Fiscal Year
	2008	2007	2006	2005	2004	2003
Ratio of earnings to fixed charges(a)	3.36x	3.14x	2.80x	2.20x	2.09x	1.16x

(a)	For these ratios, “earnings” represents income before income taxes, the cumulative effect of accounting changes, net equity in earnings of unconsolidated affiliates, minority interest in subsidiary and fixed charges (other than capitalized interest). “Fixed charges” represents interest on indebtedness (including capitalized interest) and a share of rental expense which is deemed to be representative of the interest factor.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. Unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.

The debt securities will be issued under an indenture between us and The Bank of New York Mellon Trust Company, N.A., formerly known as The Bank of New York Trust Company, N.A., as successor to The Bank of New York, as trustee. We have summarized select portions of the indenture below. The summary is not complete. The form of the indenture has been incorporated by reference as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary have the meaning specified in the indenture.

When we refer to “we,” “our” and “us” in this section, we mean Safeway Inc. excluding, unless the context otherwise requires or as otherwise expressly stated, our subsidiaries.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our Board of Directors and set forth or determined in the manner provided in an officers’ certificate or by a supplemental indenture. (Section 2.2) The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement).

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium or at a discount. We will set forth in a prospectus supplement (including any pricing supplement) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities:

•	the title of the debt securities;

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities;

•

the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where principal of, premium and interest on the debt securities will be payable;

•	the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

•

the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000, and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency of denomination of the debt securities;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

•

if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•

the manner in which the amounts of payment of principal of, premium or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•

any addition to or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any other terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series; and

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities. (Section 2.2)

In addition, the indenture does not limit our ability to issue convertible or subordinated debt securities. Any conversion or subordination provisions of a particular series of debt securities will be set forth in the officers’ certificate or supplemental indenture related to that series of debt securities and will be described in the relevant prospectus supplement. Such terms may include provisions for conversion, either mandatory, at the option of the holder or at our option, in which case the number of shares of common stock or other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the prospectus supplement.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as Depositary (the “Depositary”), or a nominee (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary.

The Depositary has indicated it intends to follow the following procedures with respect to book-entry debt securities.

Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the Depositary for the related global debt security (“participants”) or persons that may hold interests through participants. Upon the issuance of a global debt security, the Depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the book-entry debt securities represented by such global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.

So long as the Depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, each person beneficially owning book-entry debt securities must rely on the procedures of the Depositary for the related global debt security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

We understand, however, that under existing industry practice, the Depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the Depositary with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities pursuant to the indenture. (Section 2.14.6)

We will make payments of principal of, and premium and interest on book-entry debt securities to the Depositary or its nominee, as the case may be, as the registered holder of the related global debt security. (Section 2.14.5) Safeway, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

We expect that the Depositary, upon receipt of any payment of principal of, premium or interest on a global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of such Depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

We will issue certificated debt securities in exchange for each global debt security if the Depositary is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor Depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days. In addition, we may at any time and in our sole discretion determine not to have the book-entry debt securities of any series represented by one or more global debt securities and, in that event, will issue certificated debt securities in exchange for the global debt securities of that series. Global debt securities will also be exchangeable by the holders for certificated debt securities if an Event of Default with respect to the book-entry debt securities represented by those global debt securities has occurred and is continuing. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the Depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

We have obtained the foregoing information concerning the Depositary and the Depositary’s book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

No Protection In the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person (a “successor person”) unless:

•

we are the surviving corporation or the successor person (if other than Safeway) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture;

•

immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing under the indenture; and

•	certain other conditions are met. (Section 5.1)

Events of Default

“Event of Default” means with respect to any series of debt securities, any of the following:

•

default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of or premium on any debt security of that series when due and payable;

•	default in the deposit of any sinking fund payment, when and as due in respect of any debt security of that series;

•

default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than a majority in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization of Safeway; and

•	any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. (Section 6.1) The occurrence of an Event of Default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than a majority in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. (Section 6.2) We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. (Section 7.1(e)) Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.12)

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

•

the holders of at least a majority in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days. (Section 6.7)

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment. (Section 6.8)

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. (Section 4.3) The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities. (Section 7.5)

Modification and Waiver

We may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•

reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•

waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

•

make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security. (Section 9.3)

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. (Section 9.2) The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series or in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration. (Section 6.13)

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. Government Obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, Foreign Government Obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. (Section 8.3)

Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•

we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series (“covenant defeasance”).

The conditions include:

•

depositing with the trustee money and/or U.S. Government Obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, Foreign Government Obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•

delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred. (Section 8.4)

Covenant Defeasance and Events of Default. In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. Government Obligations or Foreign Government Obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the Event of Default. However, we shall remain liable for those payments.

“Foreign Government Obligations” means, with respect to debt securities of any series that are denominated in a currency other than U.S. Dollars:

•

direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged which are not callable or redeemable at the option of the issuer thereof; or

•

obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government which are not callable or redeemable at the option of the issuer thereof.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York. (Section 10.10)

DESCRIPTION OF COMMON STOCK

Pursuant to our Restated Certificate of Incorporation, as amended, our authorized capital stock consists of 1.5 billion shares of common stock, par value $0.01 per share, and 25 million shares of preferred stock, par value $0.01 per share. As of October 6, 2008, we had outstanding 428.7 million shares of common stock and no outstanding shares of preferred stock. All shares of common stock are fully paid and non-assessable.

Each holder of common stock is entitled to one vote for each share owned of record on all matters voted upon by stockholders, and a majority vote is required for all action to be taken by stockholders, except for the election of directors in an election that is determined by our board of directors to be a contested election, which requires a plurality. In the event of a liquidation, dissolution or winding-up of Safeway, the holders of common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities and the liquidation preference of any outstanding preferred stock. The common stock has no preemptive rights, no cumulative voting rights and no redemption, sinking fund or conversion provisions.

Our Restated Certificate of Incorporation, as amended, provides for a board of directors consisting of not less than six nor more than 12 directors. At each annual meeting of stockholders, all directors are elected for a one year term and hold office until the next succeeding annual meeting of stockholders and until their successors are elected, subject to prior death, resignation, retirement, disqualification or removal from office.

Our By-Laws provide for additional notice requirements for stockholder nominations and proposals at our annual or special meetings. At annual meetings, stockholders may submit nominations for directors or other proposals only upon written notice to us at least 90 days prior to the first anniversary of the preceding year’s annual meeting.

Our common stock is listed on the New York Stock Exchange. The transfer agent and registrar for the common stock is Computershare.

PLAN OF DISTRIBUTION

We may sell the securities to one or more underwriters for public offering and sale by them and may also sell the securities to investors directly or through agents. We will name any underwriter or agent involved in the offer and sale of securities in the applicable prospectus supplement. We have reserved the right to sell or exchange securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

We may distribute the securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

We may solicit directly offers to purchase the securities being offered by this prospectus. We may also designate agents to solicit offers to purchase the securities from time to time. We will name in a prospectus supplement any agent involved in the offer or sale of our securities.

If we utilize a dealer in the sale of the securities being offered by this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and we will provide the name of any underwriter in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

We will provide in the applicable prospectus supplement any compensation we pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

If we so specify in the applicable prospectus supplement, we will authorize underwriters, dealers and agents to solicit offers by institutions to purchase the securities under contracts providing for payment and delivery on future dates. The institutions with which the contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The purchasers’ obligations under the contracts will not be subject to any conditions except that:

•	the purchase of the securities may not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject; and

•	if the securities are also being sold to underwriters, we will have sold to the underwriters the securities not sold for delayed delivery.

The underwriters, dealers and agents will not be responsible for the validity or performance of the contracts. We will provide in the prospectus supplement relating to the contracts the price to be paid for the securities, the commissions payable for solicitation of the contracts and the date in the future for delivery of the securities.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The securities may or may not be listed on a national securities exchange.

Certain of the underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of our business.

VALIDITY OF THE SECURITIES

The validity of any securities issued pursuant to this prospectus and any applicable prospectus supplement will be passed upon for us by Latham & Watkins LLP, San Francisco, California. Any underwriters will be advised about other issues relating to any offering of securities by their own legal counsel.

EXPERTS

The financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2007 and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report (1) expresses an unqualified opinion on the financial statements and includes an explanatory paragraph related to the adoption of two new accounting standards and (2) expresses an unqualified opinion on the effectiveness of internal control over financial reporting). Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

$

Safeway Inc.

    % Notes due 2020

PROSPECTUS SUPPLEMENT

            , 2010

Joint Book-Running Managers

J.P. Morgan

Morgan Stanley

RBS